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                                                                                                         Exhibit 12(f)

                    System Energy Resources, Inc.
       Computation of Ratios of Earnings to Fixed Charges and
                Ratios of Earnings to Fixed Charges


                                                                                                             December 31,
                                                 1991        1992         1993         1994         1995          1996
Fixed charges, as defined:
  Interest on long-term debt                   $218,538     $196,618     $184,818     $162,517     $136,916      $128,704
  Interest on notes payable                        --           --           --             88          473           289
  Amortization of expense and premium on
    debt-net                                      7,495        6,417        4,520        6,731        6,104         6,672
  Interest applicable to rentals                 10,007        6,265        6,790        7,546        6,475         6,223
  Other interest charges                          3,617        1,506        1,600        7,168        8,019         8,055
                                               --------------------------------------------------------------------------
Total fixed charges, as defined                $239,657     $210,806     $197,728     $184,050     $157,987      $149,943
                                               ==========================================================================
Earnings as defined:
  Net Income                                   $104,622     $130,141      $93,927       $5,407      $93,039       $98,668
  Add:
    Provision for income taxes:
      Federal and State                         (26,848)      35,082       48,314       67,477      120,830        33,146
      Deferred Federal and State - net           37,168       23,648       60,690      (27,374)     (41,871)       52,447
    Investment tax credit adjustment - net       63,256       30,123      (30,452)      (3,265)      (3,466)       (3,472)
    Fixed charges as above                      239,657      210,806      197,728      184,050      157,987       149,943
                                               --------------------------------------------------------------------------
Total earnings, as defined                     $417,855     $429,800     $370,207     $226,295     $326,519      $330,732
                                               ==========================================================================
Ratio of earnings to fixed charges, as defined     1.74         2.04         1.87         1.23         2.07          2.21
                                               ==========================================================================


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